UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2012

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (262) 293-1500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2012, Actuant Corporation (“Actuant”) and certain of its subsidiaries entered into a Purchase Agreement with Wells Fargo Securities, LLC, as representative of the several Initial Purchasers named therein (the “Initial Purchasers”), to sell to the Initial Purchasers $300,000,000 aggregate principal amount of its 5.625% senior notes due 2022 (the “Notes”) in a private offering in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Company intends to use the net proceeds from the offering of the Notes to fund a cash tender offer and consent solicitation for, or the redemption by the Company of, its 6.875% senior notes due 2016. The sale of the Notes is expected to be completed on April 16, 2012, subject to satisfaction of customary terms and conditions specified in the Purchase Agreement.

The description of the provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the full and complete terms of the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto.

Item 8.01	Other Events.

On April 2, 2012, Actuant issued a press release announcing that it had priced its previously announced offering of the Notes. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement dated as of April 2, 2011, by and among Actuant Corporation and certain of its subsidiaries named therein, and Wells Fargo Securities, LLC, as representative of the several Initial Purchasers named therein.

99.1	Press Release dated April 2, 2012 relating to the pricing of the notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: April 6, 2012
/s/ Andrew G. Lampereur
	Name:	Andrew G. Lampereur
	Title:	Executive Vice President and Chief Financial Officer